Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of June 9, 2011 (this “Amendment”), is made by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Ohio Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Lubrizol Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of March 13, 2011 (the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein; and

WHEREAS, all initially capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. Amendment of Section 8.1(b)(i) of the Merger Agreement. Section 8.1(b)(i) of the Merger Agreement is hereby amended by deleting the text “October 14, 2011” and replacing it with the text “December 31, 2011”.

SECTION 2. Authorization; Validity of Agreement; Necessary Action.

(a) Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows: Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Amendment. The execution, delivery and performance by Parent and Merger Sub of this Amendment has been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Amendment. This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Amendment by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms and the terms of the Merger Agreement, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company. The Company represents to Parent and Merger Sub as follows: The Company has full corporate power and authority to execute and deliver this Amendment. The execution, delivery and performance by the Company of this Amendment has been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Amendment. This Amendment has been duly executed and delivered the Company and, assuming due and valid authorization, execution and delivery of this Amendment by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and the terms of the Merger Agreement, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3. Binding Agreement; Effect of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall be amended as set forth herein with the same effect as if the amendment made hereby was originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Parent, Merger Sub or the Company under the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement.

SECTION 4. Miscellaneous. This Amendment may be executed in counterparts (including by means of facsimile or portable document format (.pdf)), each of which, when so executed, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. The terms of Article IX of the Merger Agreement shall apply in all respects to this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed effective as of the date first written above.

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
	Name:	Warren E. Buffett
	Title:	Chairman and CEO

OHIO MERGER SUB, INC.

By:	/s/ Warren E. Buffett
	Name:	Warren E. Buffett
	Title:	President

THE LUBRIZOL CORPORATION

By:	/s/ James L. Hambrick
	Name:	James L. Hambrick
	Title:	Chairman, President and Chief Executive Officer